EXHIBIT 5.1




                                             November 4, 1996




Manhattan Bagel Company, Inc.
246 Industrial Way West
Eatontown, NJ  07724


Dear Sirs:

     We have acted as counsel for Manhattan Bagel Company, Inc., a New Jersey corporation (the "Corporation"), in connection with the 291,500 shares (the "Shares") of common stock, no par value per share, being registered for sale by certain selling stockholders.

     In so acting, we have participated in the preparation of the Registration Statement. We have also made such investigation and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments and such factual information otherwise supplied to us by the Company as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     We are of the opinion that the Shares are legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" therein.

                                     Very truly yours,

                                     /s/ Morrison Cohen Singer & Weinstein, LLP